NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES FIRST QUARTER 2010

FINANCIAL AND OPERATING RESULTS

Houston, Texas – April 29, 2010...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the first quarter of 2010. Highlights include:

•

Net income of $171.8 million, up 37% from adjusted net income in the same period in 2009 (a non-GAAP measure reconciled below)

•

Net cash provided by operating activities before changes in operating assets and liabilities of $417.8 million (a non-GAAP measure reconciled below), up 12% from the same period in 2009

•

Natural gas and crude oil production of 90.0 Bcfe, up 41% over the same period in 2009

For the first quarter of 2010, Southwestern reported net income of $171.8 million, or $0.49 per diluted share, compared to a net loss of $432.8 million, or $1.26 per diluted share, for the prior year period. Results in 2009 included a $907.8 million non-cash ceiling test impairment ($558.3 million net of taxes) of the company’s natural gas and oil properties resulting from lower natural gas prices. Excluding the non-cash impairment, Southwestern’s adjusted net income for the first quarter of 2009 was $125.5 million (a non-GAAP measure; see reconciliation below), or $0.36 per diluted share.

Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below) was $417.8 million for the first quarter of 2010, up 12% from $372.6 million for the same period in 2009. The company’s improved first quarter comparative financial results were driven primarily by the significant growth in production volumes from the Fayetteville Shale play, partially offset by lower realized natural gas prices.

“Our financial results for the quarter were excellent, however, we did not meet all of our operating goals,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “Our earnings and cash flow growth were outstanding, and highlight the value of our industry-leading low cost structure. Although our production grew by 41% during the first quarter, we did experience operational and weather-related delays in our Fayetteville Shale play which impacted our production volumes. As a result, 26 fewer wells were placed on production at March 31 than originally projected, impacting our production for the first quarter. We currently expect to catch up to our original well count schedule in the third quarter.”

- MORE -

“During the quarter, we also announced that we submitted the winning bids on a new exploration program in New Brunswick, Canada, which we are quite excited about. We are keeping a watchful eye on natural gas prices, however, our low cost operations and the quality of our assets continue to give us the ability to add significant value for our shareholders even in the current low gas price environment. We expect 2010 to be another record year for Southwestern and continue to be optimistic about our future of creating value for our shareholders.”

First Quarter 2010 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $250.4 million for the three months ended March 31, 2010, up 39% from $179.9 million for the same period in 2009, excluding the non-cash ceiling test impairment (a non-GAAP measure; see reconciliation below). The increase was primarily due to higher production which was partially offset by lower realized natural gas prices and increased operating costs and expenses.

Gas and oil production totaled 90.0 Bcfe in the first quarter of 2010, up 41% from 63.9 Bcfe in the first quarter of 2009, and included 75.5 Bcf from the company’s Fayetteville Shale play, up from 50.2 Bcf in the first quarter of 2009. Operational delays and weather conditions negatively impacted production in the first quarter by approximately 3 Bcf and resulted in an adjustment of the company’s production guidance for the remainder of 2010 as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2010
	Actual	Estimate	Estimate	Estimate	Estimate
Previous Guidance (Bcfe)	91 - 93	99 - 101	103 - 106	107 - 110	400 - 410
Revised Guidance (Bcfe)	90.0	94 - 96	102 - 105	107 - 110	393 - 401

The revised total gas and oil production guidance for 2010 of 393 to 401 Bcfe is an increase of approximately 32% over the company’s 2009 gas and oil production (using midpoints). Of the 393 to 401 Bcfe of expected production in 2010, approximately 337 to 343 Bcf is expected to come from the Fayetteville Shale.

Including the effect of hedges, Southwestern’s average realized gas price in the first quarter of 2010 was $5.42 per Mcf, down from $5.94 per Mcf in the first quarter of 2009. The company’s commodity hedging activities increased its average gas price by $0.55 per Mcf during the first quarter of 2010, compared to an increase of $2.13 per Mcf during the same period in 2009. Southwestern has approximately 48 Bcf of its remaining 2010 projected natural gas production hedged through fixed price swaps and collars at a weighted average floor price of $8.01 per Mcf. Since February 25, 2010, the company has hedged additional volumes of approximately 55 Bcf of its 2011 forecasted gas production at an average floor price of $5.00 per Mcf and an average ceiling price of $6.42 per Mcf and approximately 29 Bcf of its 2012 forecasted gas production at an average floor price of $5.50 per Mcf and an average ceiling price of $6.54 per Mcf.

- MORE -

Disregarding the impact of commodity price hedges, the company’s average price received for its gas production during the first quarter of 2010 was approximately $0.43 per Mcf lower than average NYMEX spot prices, compared to approximately $1.08 per Mcf lower during the first quarter of 2009. As of April 26, 2010, the company had protected approximately 53 Bcf of its second quarter 2010 expected gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately $0.10 per Mcf, excluding transportation charges and fuel charges. The company typically sells its natural gas at a discount to NYMEX spot prices due to locational basis differentials, transportation charges and fuel charges. In 2010, the company expects to pay average third-party transportation charges in the range of $0.25 to $0.32 per Mcf and average fuel charges in the range of 0.25% to 1.00% of transported volumes.

Lease operating expenses per unit of production for the company’s E&P segment were $0.78 per Mcfe in both the first quarters of 2010 and 2009.

General and administrative expenses per unit of production were $0.29 per Mcfe in the first quarter of 2010, compared to $0.31 per Mcfe in the first quarter of 2009. The decrease was primarily due to the effects of the company’s increased production volumes which more than offset increased payroll, incentive compensation and other employee-related costs primarily associated with the expansion of the company’s operations due to the Fayetteville Shale play.

Taxes other than income taxes per unit of production were $0.14 per Mcfe in the first quarter of 2010, compared to $0.13 per Mcfe in the first quarter of 2009. Taxes other than income taxes vary due to changes in severance and ad valorem taxes that result from the mix of the company’s volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate decreased to $1.41 per Mcfe in the first quarter of 2010, compared to $1.82 per Mcfe in the first quarter of 2009. The decline in the average amortization rate was primarily the result of the $907.8 million non-cash ceiling test impairment recorded in the first quarter of 2009 and lower finding and development costs. The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, impairments that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The future full cost pool amortization rate cannot be predicted with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas gathering and marketing activities, was $37.6 million for the three months ended March 31, 2010, up from $27.4 million in the same period in 2009. The increase in operating income was primarily due to the increase in gathering revenues from the company’s Fayetteville Shale play, partially offset by increased operating costs and expenses. At April 25, 2010, the company’s midstream segment was gathering approximately 1,473 MMcf per day through 1,217 miles of gathering lines in the Fayetteville Shale play area, up from approximately 918 MMcf per day a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

- MORE -

E&P Operations Review

Southwestern invested approximately $411 million in its E&P business during the first quarter of 2010, including $319 million invested in its Fayetteville Shale play, $46 million in East Texas, $2 million in its conventional Arkoma Basin program, $17 million in Appalachia and $23 million in New Ventures.

Fayetteville Shale Play - For the first three months of 2010, Southwestern placed a total of 106 operated wells on production in the Fayetteville Shale play, all of which were horizontal wells fracture stimulated using slickwater. At April 25, 2010, the company’s gross production rate from the Fayetteville Shale play was approximately 1,330 MMcf per day, up from approximately 850 MMcf per day a year ago. Operational delays and weather conditions impacted the company’s operations during the first quarter resulting in 26 fewer wells placed on production than originally projected. As a result, the company has added two additional horizontal drilling rigs and additional pipeline construction crews and expects to catch up to its original well count schedule by late in the third quarter of 2010. The company is currently utilizing 24 drilling rigs in its Fayetteville Shale play, including 16 that are capable of drilling horizontal wells and 8 smaller rigs that are used to drill the vertical portion of the wells. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area through April 25, 2010.

Gross operated production of approx.
1,330 MMcf/d as of April 25, 2010
Gross Production (MMcf/d)
1,500
1,250
1,000
750
500
250
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Pipeline
Curtailment
Issues

During the first quarter of 2010, the company’s horizontal wells had an average completed well cost of $2.8 million per well, average horizontal lateral length of 4,348 feet and average time to drill to total depth of 12 days from re-entry to re-entry. This compares to an average completed well cost of $3.0 million per well, average horizontal lateral length of 4,303 feet and average time to drill to total depth of 12 days from re-entry to re-entry in the fourth quarter of 2009. The company’s wells placed on production during the first quarter of 2010 averaged initial production rates of 3,197 Mcf per day, down 14% from average initial

- MORE -

production rates of 3,727 Mcf per day in the fourth quarter of 2009. Factors contributing to the decrease in average initial production rates were the shift of all operated wells to “green completions” and the location and mix of wells placed on production. Approximately 65% of the company’s wells placed on production were in shallower northern and far eastern borders of the company’s acreage, where well performance has been lower than in the central areas. While the wells drilled achieved results better than the average in those areas, this mix is at least 20% higher than any previous quarter.

In late 2009, the company began what sometimes is called “green completions,” whereby wells are placed directly into production facilities very early in the flowback period so that incremental gas volumes are captured. As a result of the wells being placed on production earlier, the wells have added back pressure and take longer to recover fluids. The result is more gas sold and longer time to reach the reported initial production rate to the state. The company believes that the impact on initial production rates could be a reduction of 5% to 10%. Results from the company’s drilling activities from 2007 by quarter are shown below.

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,640 (92)	2,275 (92)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,447 (84)	2,309 (44)	4,348

Note: Results as of March 31, 2010.

(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 primarily reflected the impact of the delay in the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

In April of 2010, the company has already placed about 50 wells on production at an average initial production rate of approximately 3,600 Mcf per day.

Beginning in late 2008 and continuing through the first quarter of 2010, the company has drilled wells to test tighter well spacing. At March 31, 2010, Southwestern had placed over 375 wells on production that have well spacing of 700 feet or less, representing approximately 65-acre spacing or less. In areas tested to date, Southwestern expects to drill between 10 and 12 wells per section in the Fayetteville Shale, pending additional well data and analyses. Current information indicates that wells at approximately 600-foot spacing have shown interference of less than 10%, compared to previous estimates of 10% to 15%. The company will continue to focus on optimizing the well spacing for the play and plans to test over 44 different pilots with well spacings that will range from 200 to 450 feet apart as part of its 2010 drilling program.

- MORE -

The graph below provides normalized average daily production data through March 31, 2010, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue curve” is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid. The “red curve” indicates results for the company’s wells with lateral lengths greater than 3,000 feet, while the “purple curve” indicates results for the company’s wells with lateral lengths greater than 4,000 feet and the new “light blue curve” indicates results for the company’s wells with lateral lengths greater than 5,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 2.0, 3.0 and 4.0 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

Mcf/d
4500
4000
3500
3000
2500
2000
1500
1000
500
0
>5,000 Well Count
61 41 23 12 5 5 3 1
>4,000 Well Count
360 293 195 160 105 58 34 11 5 2
4.0 Bcf Typecurve
3.0 Bcf Typecurve
2.0 Bcf Typecurve
All Wells
Wells with Laterals > 5000'
Wells with Laterals > 4000'
Wells with Laterals > 3000'
>3,000 Well Count
896 763 612 552 420 305 245 154 99 52 15 1
0 100 200 300 400 500 600 700 800 900 1000 1100 1200 1300 1400 1500
Days of Production
Total Well Count
1224 1112 998 900 773 642 568 462 373 302 215 156 92 46 17 2

Notes: Data as of March 31, 2010. Excludes wells with mechanical problems (28). "Wells with Laterals > 3,000 Feet" and "Wells with Laterals > 4,000 Feet" curves exclude the last 285 days of production for 3 wells and the last 20 days for 1 well, respectively, due to positive responses to offset fracs which may not be typical.

At March 31, 2010, Southwestern held approximately 889,000 net acres in the play area (including 125,402 net acres in the traditional Fairway portion of the Arkoma Basin).

East Texas - Production from the company’s East Texas properties was 9.6 Bcfe for the first three months of 2010, compared to 7.8 Bcfe for the first three months of 2009. Southwestern participated in drilling 11 wells in East Texas during the first three months of 2010, 6 of which were James Lime horizontal wells, 3 of which were Haynesville horizontal wells and 2 of which were Pettet horizontal oil wells.

- MORE -

Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 3 wells in its conventional Arkoma Basin drilling program during the first three months of 2009. Production from the company’s conventional Arkoma Basin was 4.9 Bcf for the first three months of 2010, compared to 5.8 Bcf for the first three months of 2009.

Appalachia - The company began drilling operations in Bradford County, Pennsylvania in February and is currently drilling its second well for 2010. The company expects to begin completion operations on these wells during the second quarter and could be placed on production as early as June. At March 31, 2010, Southwestern held approximately 150,800 net undeveloped acres in Pennsylvania under which it believes the Marcellus Shale is prospective.

New Ventures - In March 2010, Southwestern announced that it had been granted exclusive licenses to search and conduct an exploration program covering over 2.5 million acres in the province of New Brunswick, Canada to test new hydrocarbon basins. The company’s winning bids require it to make investments of approximately $47 million over the next three years, and represents the company’s first venture outside of the United States.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures we may present from time to time are net income attributable to Southwestern Energy, diluted earnings per share attributable to Southwestern Energy stockholders and our E&P segment operating income, all which exclude certain charges or amounts.  Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

- MORE -

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2010 and March 31, 2009.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended Mar. 31,
	2010	2009
	(in thousands)
Net income (loss) attributable to Southwestern Energy:
Net income (loss) attributable to Southwestern Energy	$ 171,797	$ (432,830)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	558,305
Net income attributable to Southwestern Energy, excluding impairment of natural gas and oil properties	$ 171,797	$ 125,475

	3 Months Ended Mar. 31,
	2010	2009

Diluted earnings per share:
Net income (loss) per share attributable to Southwestern Energy stockholders	$ 0.49	$ (1.26)
Add back:
Impairment of natural gas and oil properties (net of taxes)	--	1.62
Net income per share attributable to Southwestern Energy stockholders, excluding impairment of natural gas and oil properties	$ 0.49	$ 0.36

	3 Months Ended Mar. 31,
	2010	2009
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 417,579	$ 407,295
Add back (deduct):
Change in operating assets and liabilities	186	(34,740)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 417,765	$ 372,555

	3 Months Ended Mar. 31,
	2010	2009
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ 250,431	$ (727,893)
Add back:
Impairment of natural gas and oil properties	--	907,812
E&P segment operating income, excluding impairment of natural gas and oil properties	$ 250,431	$ 179,919

Southwestern will host a teleconference call on Friday, April 30, 2010, at 10:00 a.m. Eastern to discuss the company’s first quarter 2010 results. The toll-free number to call is 877-407-8035 and the international toll-free number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

- MORE -

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Vice President, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission

- MORE -

(SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)	Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2010	2009

Exploration & Production
Production
Gas production (Bcf)	89.7	63.7
Oil production (MBbls)	46	34
Total equivalent production (Bcfe)	90.0	63.9
Commodity Prices
Average gas price per Mcf, including hedges	$ 5.42	$ 5.94
Average gas price per Mcf, excluding hedges	$ 4.87	$ 3.81
Average oil price per Bbl	$ 75.55	$ 34.90
Operating Expenses per Mcfe
Lease operating expenses	$ 0.78	$ 0.78
General & administrative expenses	$ 0.29	$ 0.31
Taxes, other than income taxes	$ 0.14	$ 0.13
Full cost pool amortization	$ 1.41	$ 1.82

Midstream
Gas volumes marketed (Bcf)	107.9	86.5
Gas volumes gathered (Bcf)	125.7	79.5

STATEMENTS OF OPERATIONS (Unaudited)		Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months
Periods Ended March 31	2010	2009
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 479,411	$ 372,658
Gas marketing	157,673	151,572
Oil sales	3,462	1,182
Gas gathering	25,373	16,563
Other	2,198	(1,158)
	668,117	540,817
Operating Costs and Expenses
Gas purchases – midstream services	157,668	149,180
Operating expenses	36,566	27,172
General and administrative expenses	32,944	23,709
Depreciation, depletion and amortization	139,017	124,228
Impairment of natural gas and oil properties	—	907,812
Taxes, other than income taxes	13,832	9,208
	380,027	1,241,309
Operating Income (Loss)	288,090	(700,492)
Interest Expense
Interest on debt	13,929	14,185
Other interest charges	439	659
Interest capitalized	(7,860)	(11,160)
	6,508	3,684
Other Income	23	365
Income (Loss) Before Income Taxes	281,605	(703,811)
Provision (Benefit) for Income Taxes
Current	—	(35,500)
Deferred	109,837	(235,459)
	109,837	(270,959)
Net income (loss)	171,768	(432,852)
Less: net loss attributable to noncontrolling interest	(29)	(22)
Net Income (Loss) Attributable to Southwestern Energy	$ 171,797	$ (432,830)
Earnings Per Share
Net income (loss) attributable to Southwestern Energy stockholders - Basic	$ 0.50	$ (1.26)
Net income (loss) attributable to Southwestern Energy stockholders - Diluted	$ 0.49	$ (1.26)
Weighted Average Common Shares Outstanding
Basic	345,099,247	342,570,995
Diluted	349,397,997	342,570,995

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

March 31	2010	2009
	(in thousands)
ASSETS

Current Assets	$ 571,760	$ 847,926
Property and Equipment	7,629,222	5,840,684
Less: Accumulated depreciation, depletion and amortization	3,166,714	2,648,330
	4,462,508	3,192,354
Other Assets	97,966	188,296
	$ 5,132,234	$ 4,228,576

LIABILITIES AND EQUITY

Current Liabilities (1)	$ 618,057	$ 835,686
Long-Term Debt	1,017,800	674,200
Deferred Income Taxes	859,171	489,885
Long-Term Hedging Liability	2,380	2,854
Other Liabilities	82,441	51,627
Commitments and Contingencies
Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 346,192,064 shares in 2010 and 343,633,507 in 2009	3,462	3,436
Additional paid-in capital	837,751	815,362
Retained earnings	1,586,124	1,017,147
Accumulated other comprehensive income	119,778	332,551
Common stock in treasury, 206,604 shares in 2010 and 202,624 in 2009	(4,457)	(4,283)
Total Southwestern Energy stockholders’ equity	2,542,658	2,164,213
Noncontrolling interest	9,727	10,111
Total equity	2,552,385	2,174,324
	$ 5,132,234	$ 4,228,576

(1)

Current Liabilities include $1.2 million in 2010 and $61.2 million in 2009 of Senior Notes.

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Three Months
Periods Ended March 31	2010	2009
	(in thousands)
Cash Flows From Operating Activities
Net income (loss)	$ 171,768	$ (432,852)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	139,419	124,647
Impairment of natural gas and oil properties	—	907,812
Deferred income taxes	109,837	(235,459)
Other	(3,259)	8,407
Change in assets and liabilities	(186)	34,740
Net cash provided by operating activities	417,579	407,295

Cash Flows From Investing Activities
Capital investments	(442,122)	(480,483)
Other	649	(4,370)
Net cash used in investing activities	(441,473)	(484,853)

Cash Flows From Financing Activities
Payments on revolving long-term debt	(621,600)	—
Borrowings under revolving long-term debt	641,900	—
Change in bank drafts outstanding	4,057	(36,400)
Proceeds from exercise of common stock options	253	3
Net cash provided by (used in) financing activities	24,610	(36,397)

Increase (decrease) in cash and cash equivalents	716	(113,955)
Cash and cash equivalents at beginning of year	13,184	196,277
Cash and cash equivalents at end of period	$ 13,900	$ 82,322

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration
	&	Midstream
	Production	Services	Other	Eliminations	Total
	(in thousands)
Quarter Ending March 31, 2010

Revenues	$ 492,069	$ 631,643	$ 246	$ (455,841)	$ 668,117
Gas purchases	—	560,003	—	(402,335)	157,668
Operating expenses	70,102	19,724	—	(53,260)	36,566
General & administrative expenses	26,339	6,804	47	(246)	32,944
Depreciation, depletion & amortization	132,707	6,161	149	—	139,017
Taxes, other than income taxes	12,490	1,327	15	—	13,832
Operating Income	$ 250,431	$ 37,624	$ 35	$ —	$ 288,090

Capital Investments (1)	$ 411,433	$ 49,266	$ 12,926	$ —	$ 473,625

Quarter Ending March 31, 2009

Revenues	$ 378,085	$ 393,474	$ 232	$ (230,974)	$ 540,817
Gas purchases	—	344,403	—	(195,223)	149,180
Operating expenses	50,050	12,761	—	(35,639)	27,172
General & administrative expenses	19,696	4,116	9	(112)	23,709
Depreciation, depletion & amortization	120,131	3,926	171	—	124,228
Impairment of natural gas and oil properties	907,812	—	—	—	907,812
Taxes, other than income taxes	8,289	906	13	—	9,208
Operating Income (Loss)	$ (727,893)	$ 27,362	$ 39	$ —	$ (700,492)

Capital Investments (1)	$ 450,403	$ 50,921	$ 1,868	$ —	$ 503,192

(1)

Capital investments include increases of $27.3 million and $23.6 million for the three-month periods ended March 31, 2010 and 2009, respectively, relating to the change in accrued expenditures between periods.